Exhibit 21.1

Blockbuster Inc. Subsidiaries

Ardnasillagh Ltd.

Blockbuster Argentina, S.A.

Blockbuster Australia Pty. Ltd.

Blockbuster Canada Co.

Blockbuster Canada Inc.

Blockbuster de Mexico, SA de CV

Blockbuster Distribution, Inc.

Blockbuster Entertainment Limited

Blockbuster Entertainment (Ireland) Limited

Blockbuster Global Services Inc.

Blockbuster Holdings Ireland

Blockbuster International Spain Inc.

Blockbuster International (Taiwan) B.V.

Blockbuster Investments LLC

Blockbuster Italia, S.p.A.

Blockbuster Limited Partner Holdings LLC

Blockbuster Procurement LP

Blockbuster Texas LP

Blockbuster UK Limited

Blockbuster Uruguay Ltda.

Blockbuster Video Danmark A/S

Blockbuster Video Espana S.L.

Blockbuster Video International Corporation (Chile) Ltda.

Blockbuster Video Italy, Inc.

Cityvision Limited

Direcorp, S.A. de D.V.

EntretenT a Domicilo, S. de R.L.

Games Station Limited

Sercorp, S.A. de C.V.

Trading Zone Inc.

Xtra-Vision Limited